EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. PROVIDES PRELIMINARY FIRST QUARTER 2005 RESULTS AND COMMENTS

To Release First Quarter 2005 Financial Results April 28, 2005

Costa Mesa, Calif.—April 14, 2005—Ceradyne, Inc. (Nasdaq NM: CRDN) announced that it expects to report first quarter 2005 sales of approximately $69 million, resulting in fully diluted earnings of approximately 22 to 24 cents per share. This compares with first quarter 2004 sales of $36.7 million and fully diluted net income of 21 cents per share.

Joel Moskowitz, Ceradyne chief executive officer, commented: “During the first quarter, the government directed Ceradyne to convert its small arms protective insert (SAPI) lightweight ceramic body armor production to a revised requirement. This significant change resulted in a delay in body armor shipments in the first quarter. The delay was caused, in part, due to the necessity to qualify the Ceradyne design, to retool the new armor plate, as well as delays in bringing the Lexington, Kentucky, facility into a production mode. These delays accounted for approximately $19 million less shipments in the first quarter compared to the Company’s original internal estimates. Ceradyne expects that this shipment delay will be made up in 2005.”

Mr. Moskowitz further stated, “Ceradyne has now had two of its new designs approved and has shipped about 15,000 units of this new design late in March through today.”

Mr. Moskowitz went on to say: “We had stated in our March 4, 2005 teleconference that the first quarter results would be 2005’s lowest. We expect to make up these shipments this year and meet the guidance provided in the March 4, 2005 teleconference. During our upcoming April 28th teleconference, we plan to discuss the first quarter in more detail and additionally discuss recent lightweight ceramic body armor opportunities, which are expected to provide us five (5) year visibility.”

Ceradyne will release financial results for first quarter 2005 before the market open on Thursday, April 28, 2005. The Company will also hold a teleconference to review the Company’s financial results and strategic outlook.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission.

###